As filed with the Securities and Exchange Commission on December 22, 2025
Registration No. 333-271095
Registration No. 333-275259
Registration No. 333-275347
Registration No. 333-275348
Registration No. 333-276380
Registration No. 333-277079
Registration No. 333-285790

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-271095
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-275259
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-275347
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-275348
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-276380
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-277079
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-285790
UNDER
THE SECURITIES ACT OF 1933

Crescent Energy Finance LLC
(as successor in interest to Vital Energy, Inc.)
(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-3007926
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
600 Travis Street, Suite 7200
Houston, Texas 77002
(713) 332-7001
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Bo Shi
General Counsel & Secretary
600 Travis Street, Suite 7200
Houston, Texas 77002
(713) 332-7001
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Matthew R. Pacey, P.C.
Anthony L. Sanderson
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
(713) 836-3600

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
Crescent Energy Finance LLC, a Delaware limited liability company (the “Company”), as successor in interest to Venus Merger Sub II LLC, a Delaware limited liability company (“Merger Sub LLC”), as successor in interest to Vital Energy, Inc., a Delaware corporation (“Vital”), is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which were filed with the U.S. Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all shares of Vital’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under such Registration Statements as of the date hereof:
•Registration Statement No. 333-271095, filed with the SEC on April 3, 2023, registering the resale by the selling stockholders named therein of up to 1,578,948 shares of Common Stock;
•Registration Statement No. 333-275259, filed with the SEC on November 2, 2023, registering the resale by the selling stockholders named therein of up to 3,370,497 of Common Stock;
•Registration Statement No. 333-275347, filed with the SEC on November 6, 2023, registering the resale by the selling stockholders named therein of up to 8,277,106 of Common Stock consisting of (i) 2,145,725 shares of Common Stock and (ii) 6,131,381 shares of Common Stock issuable upon conversion of the shares of Vital’s 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock (the “Convertible Preferred Stock”);
•Registration Statement No. 333-275348, filed with the SEC on November 6, 2023, registering the resale by the selling stockholders named in the prospectus included in the Registration Statement of up to 1,402,258 of Common Stock;
•Registration Statement No. 333-276380, filed with the SEC on January 5, 2024, registering the resale by the selling stockholders named therein of up to 1,222,130 of common stock consisting of (i) 627,026 shares of common stock and (ii) 595,104 shares of common stock issuable upon conversion of shares of the Convertible Preferred Stock;
•Registration Statement No. 333-277079, filed with the SEC on February 15, 2024, registering the resale by the selling stockholders named therein of up to 1,858,962 of common stock consisting of (i) 878,690 shares of common stock and (ii) 980,272 shares of common stock issuable upon conversion of the shares of the Convertible Preferred Stock; and
•Registration Statement No. 333-285790, filed with the SEC on March 13, 2025, registering an indeterminate amount of debt securities, Common Stock, preferred stock, depositary shares, and securities warrants.
On December 15, 2025, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of August 24, 2025 (the “Merger Agreement”), by and among Crescent Energy Company, a Delaware corporation (“Crescent”), Vital, Venus Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of Crescent (“Merger Sub Inc.”), and Merger Sub LLC, Crescent acquired Vital in an all-equity transaction through: (i) the merger (the “First Company Merger”) of Merger Sub Inc. with and into Vital, with Vital continuing as the surviving entity (the “Surviving Corporation”) and (ii) immediately following the First Company Merger, the merger of the Surviving Corporation (together with the First Company Merger, the “Mergers”) with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity, in each case, as set forth in the Merger Agreement. Immediately following the consummation of the Mergers, Crescent effected an internal reorganization, pursuant to which, among other things, Merger Sub LLC merged with and into the Company, with the Company surviving the merger.
As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by Vital in the Registration Statements to remove from registration, by means of post-effective amendments, any securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes and withdraws from registration, by means of these Post-Effective Amendments, all such securities of the Company registered under the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on December 22, 2025.

CRESCENT ENERGY FINANCE LLC
(as successor in interest to Vital Energy, Inc.)

By:	Crescent Energy OpCo LLC, its sole member
By:	Crescent Energy OpCo LLC, its sole member

By:	/s/ Bo Shi
	Name:	Bo Shi
	Title:	General Counsel and Secretary
Note: No other person is required to sign these Post-Effective Amendments on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.